NOTICE TO HOLDERS OF WARRANTS OF PERIMETER SOLUTIONS, SA WARRANT CUSIP L7579L114 YOU ARE HEREBY NOTIFIED that Perimeter Solutions, SA (the “Company”) and Computershare Trust Company, as receiving agent, have amended the Warrant Instrument dated as of November 8th, 2021 (the “Instrument”) effective September 27, 2024 to provide that a holder of the above-referenced warrants (the “Warrants”) that is entitled to exercise the Warrants may elect to exercise the Warrants on a cashless basis (in addition to exercise on a cash basis). Section 4.15 of the Instrument, as amended, provides as follows: “4.15 Holders of Warrants may, in lieu of paying the Exercise Price in cash, exercise Subscription Rights in whole or in part on a cashless basis (a “Cashless Exercise”), by surrendering the Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where: (A) = the average of the Average Price over the immediately preceding three (3) Trading Days ending one (1) trading day prior to the date the Receiving Agent (or such other person as shall have been notified to Warrantholders in accordance with clause 13.2) shall have received the Subscription Notice properly completed and duly signed (or any other document(s) as each of the Company and the Receiving Agent may, in its absolute discretion, accept); (B) = Exercise Price, as adjusted hereunder; and (X) = The number of Ordinary Shares that would be issuable upon the exercise of a Warrantholder’s Warrant if such exercise were by means of a cash exercise rather than a cashless exercise. Upon receipt of a Subscription Notice for a Cashless Exercise, the Receiving Agent will promptly deliver a copy of the Subscription Notice to the Company to confirm the number of Ordinary Shares issuable in connection with the Cashless Exercise. The Company shall calculate and transmit to the Receiving Agent in a written notice, and the Receiving Agent shall have no duty, responsibility or obligation under this section to calculate, the number of Ordinary Shares issuable in connection with any Cashless Exercise. The Receiving Agent (i) shall have no duty or obligation to investigate or confirm whether the Company’s determination of the number of shares of Ordinary Shares to be issued is accurate or correct, (ii) shall be entitled to rely conclusively on any such written notice provided by the Company, and (iii) shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with such written instructions or pursuant to this Warrant Instrument.” Section 4.16 of the Instrument, as amended, provides as follows:

“In the event of a cash exercise, the Company hereby instructs the Receiving Agent to record cost basis for newly issued Ordinary Shares in a manner subsequently communicated in writing to the Receiving Agent. In the event of a Cashless Exercise, the Company shall provide the cost basis for shares issued pursuant to a Cashless Exercise at the same time it transmits the number of Ordinary Shares to the Receiving Agent.” Dated: September 27, 2024 PERIMETER SOLUTIONS, SA